Press Release
October 28, 2005

SEASONS BANCSHARES ANNOUNCES SECONDARY STOCK OFFERING

Seasons Bancshares, Inc. recently registered 387,500 shares of its common stock with the Securities and Exchange Commission. The shares are being offered to potential investors at a price of $12.00 per share for an aggregate offering price of $4,650,000.

Seasons Bancshares’ wholly-owned subsidiary, Seasons Bank, opened for business in January 2003 with over $9 million in capital. Seasons Bank has offices in Blairsville and Blue Ridge.

As of September 30, 2005, the bank had loans of $62.5 million and assets of $74.4 million.

CEO William L. Sutton commented, “We are outgrowing our capital, a good sign, one that we expected. This additional capital will be used for future expansion and to fund loan growth.”

According to Board Chairman Robert Thomas, “This is a rights offering, so our present shareholders have first opportunity to purchase additional shares. After November 18, 2005, the general public may participate.”

Seasons Bancshares has over 850 shareholders, 89% of whom reside in north Georgia or western North Carolina. It’s Board of Directors owns over 24% of the shares.

For further information or to obtain a prospectus, please contact Kristy Davenport at (706) 745-5588 or kdavenport@seasonsbank.com.